Exhibit 3.1.1

THE COMPANIES ACT (AS REVISED)

MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

SC II ACQUISITION CORP.

THE COMPANIES ACT (AS REVISED)

MEMORANDUM OF ASSOCIATION

OF

SC II ACQUISITION CORP.

1.	The name of the Company is SC II Acquisition Corp..

2.	The registered office will be situated at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, George Town, Grand Cayman, Cayman Islands, KY1-1106 or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is US$55,500.00 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the Articles of Association of the Company.